                              OFFICER'S CERTIFICATE

                            GMAC MORTGAGE CORPORATION

         I, William J. Maguire, hereby certify that I am the duly elected Senior
Vice President of GMAC Mortgage Corporation (the "Servicer"), a corporation organized under the laws of the Commonwealth of Pennsylvania, that I have made such reasonable investigation as I have deemed necessary to deliver this
Certificate, including discussions with responsible officers of the Servicer and further certify to the best of my knowledge as follows:

                  1. A review of the activities of the Servicer during the
         calendar year beginning January 1, 2003 and ending on December 31, 2003
         (the "Calendar Year") and of its performance under the servicing agreements, including the servicing agreement dated as of March 26,
         2003 (the "Servicing Agreement"), by and among the Servicer, the
         Issuer, and the Indenture Trustee, has been made under my supervision.

                  2. To the best of my knowledge, based on such review, the
         Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout the Calendar Year.

         Capitalized terms not defined herein have the meanings set forth in the
Servicing Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the
Servicer.

Dated:  March 31, 2004
Re: GMACM Home Equity Loan Trust 2003-HE2
                                               GMAC MORTGAGE CORPORATION

                                               By:      /s/ William J. Maguire
                                                        Name:  William J. Maguire
                                                        Title:  Senior Vice President